Exhibit 8.1

June 11, 2019

Gold Corporation

as Custodial Sponsor to Perth Mint Physical Gold ETF

310 Hay Street

East Perth

WA 6004, Australia

Exchange Traded Concepts, LLC

as Administrative Sponsor to Perth Mint Physical Gold ETF

10900 Hefner Point Drive, Suite 207

Oklahoma City, OK 73120

Re:	Discussion of Federal Income Tax Consequences - Perth Mint Physical Gold ETF

Ladies and Gentlemen:

We have acted as counsel for Gold Corporation (the “Custodial Sponsor”) and Exchange Traded Concepts, LLC (the “Administrative Sponsor” and, together with the Custodial Sponsor, the “Sponsors”), in their capacity as the sponsors of the Perth Mint Physical Gold ETF, an investment trust formed under the laws of New York State (the “Trust”), in connection with the Trust’s filing on June 11, 2019 with the Securities and Exchange Commission (the “Commission”) of its registration statement on Form S-1 (as amended, the “Registration Statement”), including the prospectus included in Part I of the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “1933 Act”). The Registration Statement relates to the proposed issuance and sale by the Trust of 25,000,000 shares of fractional undivided beneficial interest in and ownership in the Trust (the “Shares”).

You have requested our opinion in our capacity as special federal income tax counsel to the Sponsors, regarding the discussion relating to federal income tax matters under the heading “Federal Income Tax Consequences” in the Prospectus. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including but not limited to (a) the Prospectus and the exhibits thereto, (b) the Trust’s Depository Trust Agreement dated July 26, 2018, among the Sponsors, as sponsors, and The Bank of New York Mellon (the “Trustee”), as trustee (the “Trust Agreement”), (c) the Trust Allocated Metal Account Agreement between Gold Corporation and the Trustee, dated as of July 26, 2018, (d) the Trust Unallocated Metal Account Agreement between Gold Corporation and the Trustee, dated as of July 26, 2018, (e) the officers’ certificates dated as of the date hereof, provided to us by the Sponsors (the “Officers’ Certificates”), and (f) such other instruments, documents, statements and records of the Trust and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion, (collectively (a) - (f), the “Documents”).

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001

June 11, 2019

In our examination of the foregoing Documents, we have assumed with your consent that: (i) all Documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original Document are genuine, (iii) each party who executed the Document had proper authority and capacity, (iv) all representations and statements set forth in such Documents are true and correct, (v) all obligations imposed by any such Documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the accuracy of the representations contained in the Officers’ Certificates and that each representation contained in the Officers’ Certificates is accurate and complete without regard to such qualification as to the best of the officers’ knowledge, (vii) the Documents present all the material and relevant facts relating to the subject matter hereof, (viii) the Trust will operate in accordance with the Documents (ix) the Sponsors, the Trustee, and the Trust, will not make or cause any amendments to the Documents, in particular the Trust Agreement or any other Document after the date of this opinion that is material to the Trust’s federal income tax classification, and (x) no action will be taken by the Sponsors, Trustee, or the Trust, after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission) upon written or oral statements of officers and other representatives of the Sponsors and any other information supplied to us by the Sponsors; we have no reason to believe that any of that information is inaccurate, untrue, or incomplete, but, as noted, we have not attempted to independently verify any of it. Where the factual representations contained in the Officers’ Certificates involve matters of law, we have explained to the Sponsors’ representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, published rulings of the Internal Revenue Service (“IRS”) and other relevant authority to which such representations relate and are satisfied that the Sponsors’ representatives understand such provisions and are capable of making such representations. As of the date hereof, no facts have come to our attention, which would lead us to believe that we are not justified in relying upon the Officers’ Certificates.

Based upon the foregoing and subject to the qualifications set forth in this letter, we advise you that the discussion in the Prospectus as set forth in the section “Federal Income Tax Consequences”, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The opinion set forth above represents our conclusion based upon the Documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.

The opinion set forth in this letter is based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

This letter is limited to those matters expressly covered and no opinion is expressed in respect of any other matter. This letter is being rendered to the Sponsors of the Trust and may be relied upon only by the Sponsors, the Trust and the Trust’s shareholders, and may not be relied upon for any other purpose, or furnished to, quoted in whole or in part or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

June 11, 2019

The opinion set forth in this letter is rendered only to you, and are solely for your use in connection with the submission to the Commission as an exhibit to the Prospectus. We hereby consent to the filing of this letter as an exhibit to the Prospectus and to the use of the name of our firm under the caption “Federal Income Tax Consequences” of the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP